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SMC CORPORATION  EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING


                                                                    Three Months       Nine Months
                                                                       Ended             Ended
                                                                  October 2, 1999   October 2, 1999
                                                                  ---------------   ---------------
Basic Earnings Per Share:                                               5,839,080         5,838,976
Weighted average number of shares

Diluted Earnings Per Share:
         Weighted average number of shares                              5,839,080         5,838,976
         Stock option plan shares to be issued at prices                  823,500           823,500
         ranging from $7.375 to $9.00 per share
         Warrant issues at a price of $9.30 per share                     125,000           125,000
         Less: Assumed purchase of shares by the Company at the
            average market price during the period using the
            proceeds received upon the assumed exercise of the
            outstanding options and warrants                             (946,187)         (947,187)
                                                                     ------------      ------------
                 Total Diluted Shares                                   5,841,393         5,841,289
                                                                     ============      ============
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